Exhibit 5.1

John Hancock Tower, 20th Floor 200 Clarendon Street Boston, Massachusetts 02116 Tel: +1.617.948.6000 Fax: +1.617.948.6001 www.lw.com
FIRM / AFFILIATE OFFICES
April 13, 2012	Abu Dhabi Barcelona Beijing Boston Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.
American Superconductor Corporation

64 Jackson Road

Devens, Massachusetts 01434

Re:	Registration Statement on Form S-1; 10,262,311 shares of common stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to American Superconductor Corporation, a Delaware corporation (the “Company”), in connection with the proposed resale from time to time of up to 10,262,311 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), by Capital Ventures International (the “Selling Stockholder”). The Shares include (i) up to 6,185,567 shares of Common Stock issuable upon conversion of a note issued by the Company to the Selling Stockholder on April 4, 2012 (the “Note,” and the shares of Common Stock issuable upon conversion of the Note, the “Conversion Shares”), (ii) up to 982,684 shares of Common Stock issuable pursuant to the terms of the Note to pay interest on the Note (the “Interest Shares”), and (iii) up to 3,094,060 shares of Common Stock issuable upon the exercise of a warrant issued by the Company to the Selling Stockholder on April 4, 2012 (the “Warrant,” and the shares of Common Stock issuable upon exercise of the Warrant, the “Warrant Shares”). The Shares are included in a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 13, 2012 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

April 13, 2012

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The issue of the Conversion Shares has been duly authorized by all necessary corporate action of the Company, and when the Conversion Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholder, and have been issued by the Company upon conversion of the Note, the Conversion Shares will be validly issued, fully paid and nonassessable.

2. The issue of the Interest Shares has been duly authorized by all necessary corporate action of the Company, and when the Interest Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholder, and have been issued by the Company to pay interest on the Note in the circumstances contemplated by the Note, the Interest Shares will be validly issued, fully paid and nonassessable.

3. The issue of the Warrant Shares has been duly authorized by all necessary corporate action of the Company, and when the Warrant Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholder, and have been issued by the Company upon exercise of the Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Validity of Common Stock.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP